Exhibit 99.1

             Cincinnati Financial Corporation Estimates $25 Million
                  in Catastrophe Losses from Hurricane Charley


     - Quarter-to-date catastrophe loss estimate at $37 million

     - Storm teams dispatched to Bradenton, Orlando and Venice, Florida, to aid policyholders


    CINCINNATI, Aug. 23 /PRNewswire-FirstCall/ -- Cincinnati Financial Corporation (Nasdaq: CINF) today announced a preliminary estimate of approximately $25 million for pretax catastrophe losses resulting from Hurricane Charley. This figure represents the estimated losses from the fewer than 1,000 claims received through August 21, as well as claims that have not yet been reported. The hurricane affected The Cincinnati Insurance Companies' policyholders in Florida, North Carolina and South Carolina. As previously announced, storms in 10 states in early July also caused third-quarter catastrophe losses, now estimated at $12 million, net of reinsurance.

    Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, "Our heartfelt sympathy goes out to the people in all of the communities affected by this devastating storm. Experienced Cincinnati claims representatives have been in Florida since Saturday, August 14, working with our local staff to make certain that policyholders receive immediate assistance."

    Based on the preliminary estimate, third-quarter catastrophe losses to date, net of reinsurance, could contribute approximately 5.1 percentage points to the property casualty combined ratio. The impact on after-tax earnings per share for the third quarter would be approximately 15 cents. For the third-quarter 2003 period, catastrophe losses were $41 million, contributing 6.1 percentage points to the combined ratio, with a 16 cent impact on earnings per share. (Per share amounts have been adjusted for the 5 percent stock dividend paid June 15, 2004, to shareholders of record on April 30, 2004.)

    Schiff noted, "Through the first half of the year, catastrophe losses totaled $47 million, contributing 3.3 percentage points to the GAAP combined ratio of 89.5 percent and reducing earnings per share by 18 cents. Our target for the full-year 2004 GAAP combined ratio remains at 92 percent (91.5 percent on a statutory basis). This target anticipates that full-year catastrophe losses will be approximately $90 million to $100 million, contributing in the range of 3.0 to 3.5 percentage points to the full-year combined ratio. Hurricane Charley has moved us closer to that level, and we will review our target if further severe weather occurs or as adjustments are needed to this early estimate."

    Cincinnati Financial plans to report third-quarter results on Thursday, October 21. A conference call to discuss the results will be held at 2:30 p.m. EDT on that day. Details regarding the Internet broadcast of the conference call will be posted on the Investors page of www.cinfin.com in early October.


    Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information, please visit the company's Web site at www.cinfin.com .


    This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements contained herein involve potential risks and uncertainties. The company's future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to:

     - unusually high levels of catastrophe losses due to changes in weather patterns, environmental events, terrorism incidents or other causes
     - increased frequency and/or severity of claims
     - events or conditions that could weaken or harm the company's relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company's opportunities for growth, such as:
          - downgrade of the company's financial strength ratings,
          - concerns that doing business with the company is too difficult or
          - perceptions that the company's level of service is no longer a distinguishing characteristic in the marketplace
     - delays in the development, implementation, performance and benefits of technology projects and enhancements
     - amount of reinsurance purchased and financial strength of reinsurers
     - inaccurate estimates or assumptions used for critical accounting estimates, including loss reserves
     - recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products
     - sustained decline in overall stock market values negatively affecting the company's equity portfolio, in particular a sustained decline in the market value of Fifth Third Bancorp (Fifth Third) shares, a significant equity holding
     - events that lead to a significant decline in the market value of a particular security and impairment of the asset
     - prolonged low interest rate environment or other factors that limit the company's ability to generate growth in investment income
     - insurance regulatory actions, legislation or court decisions that increase expenses or place the company at a disadvantage in the marketplace
     - adverse outcomes from litigation or administrative proceedings
     - not receiving an exemptive order pursuant to the Investment Company Act of 1940 from the SEC, and the resulting changes that would be required in the company's operations
     - Further, the company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.


    Readers are cautioned that the company undertakes no obligation to review or update the forward-looking statements included in this material.



SOURCE  Cincinnati Financial Corporation
    -0-                             08/23/2004
    /CONTACT:  Investors, Heather J. Wietzel, +1-513-603-5236, or Media, Joan
O. Shevchik, +1-513-603-5323, both of Cincinnati Financial Corporation/
    /Web site: http://www.cinfin.com /
    (CINF)

CO:  Cincinnati Financial Corporation; The Cincinnati Insurance Companies
ST:  Ohio, Florida
IN:  FIN INS
SU:  CCA MAV ERP